                                                                    Exhibit 5.01


                            [INTUIT INC. LETTERHEAD]

August 2, 1999

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Subject: Intuit Inc.

Ladies and Gentlemen

This opinion is provided in connection with a Form S-8 Registration Statement (the "Registration Statement") being filed by Intuit Inc. (the "Company") on or about August 2, 1999. The Registration Statement relates to the registration of 160,970 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"). The Shares have been reserved for issuance upon the exercise of options granted under the Boston Light Software Corp. 1999 Amended and Restated Stock Option/Stock Issuance Plan (the "Plan") and assumed by the Company upon the Company's acquisition of Boston Light Software Corp. The options were assumed by the Company pursuant to the terms of an Agreement and Plan of Merger dated as of June 18, 1999 (the "Merger Agreement") by and among the Company, Spyponder Acquisition Corp., a wholly owned subsidiary of the Company, Boston Light Software Corp. and Paul English and Karl Berry, and an Assumption Agreement dated as of August 2, 1999 between the Company and each optionee (the "Assumption Agreement").

For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, as amended to date, (iv) the Plan, (v) the Merger Agreement, (vi) the form of Assumption Agreement, (vii) resolutions of the Board of Directors and stockholders of Boston Light Software Corp. relating to adoption and amendment of the Plan and (viii) resolutions of the Board of Directors of the Company relating to the Merger Agreement and the transactions contemplated by the Merger Agreement, including assumption of the options. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Plan for a purchase price of not less than $0.01 per share.

Based upon and subject to the foregoing and to the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ CATHERINE L. VALENTINE

Catherine L. Valentine
Vice President and General Counsel